Exhibit 10.3

AVANEX CORPORATION

WALTER ALESSANDRINI CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between Avanex Corporation (the “Company”), and Walter Alessandrini (jointly referred to as the “Parties”).

1. Title and Duties.

(a) Resignation from Current Position. Effective on November 22, 2004 (the “Resignation Date”), you hereby resign as non-executive Chairman of the Company’s Board of Directors (the “Board”) and (ii) after the Resignation Date, will continue to provide services to the Company through December 31, 2005 (the “Consulting Term”) as a consultant as set forth in Section 4 hereof.

(b) Rule 144 Affiliate Status. Effective three months from the Resignation Date, you will no longer be considered an “affiliate” under Rule 144 of the Securities Act of 1933. Accordingly, during the Consulting Term, the Company shall not provide or disclose any material non-public information to you unless the Company receives your prior written consent.

2. Stock Options. On the Resignation Date, all shares of Company common stock covered by the stock option grant of 700,000 shares described by your Stock Option Agreement dated August 1, 2003 shall become fully vested and exercisable; provided, however, that with respect to the stock option grant of 500,000 shares of the Company’s common stock described by your Stock Option Agreement dated July 29, 2004, only 25% percent of the shares (125,000 shares) subject to the option shall become vested and exercisable, and the remaining 375,000 shares subject to the option shall be forfeited to the Company and shall no longer vest. Throughout the Consulting Term, you shall remain as a Service Provider to the Company as set forth in the Stock Option Agreements, and as such, your vested options shall remain exercisable throughout the Consulting Term and for a period of time after the Consulting Term as set forth in each Stock Option Agreement.

3. Payment of Salary. You acknowledge and represent that the Company has paid all salary, wages, bonuses, accrued vacation and any and all other benefits due to you as of the Resignation Date.

4. Consulting Arrangement.

(a) Consulting Duties. During the Consulting Term and on an as-needed basis, you shall assist and advise the Company’s new CEO with leadership transition, on day-to-day operational matters of the Company and on integration matters pertaining to the businesses and/or assets acquired from Alcatel, Corning and Vitesse; provided however, that the Parties agree that without Walter Alessandrini’s express prior written consent, neither the Company nor any of the Company’s officers, employees, board members, agents or representatives shall disclose to Walter Alessandrini any material inside information on the Company or any of its subsidiaries, affiliates or operations.

(b) Compensation. You shall be compensated for your services during the Consulting Term at a rate of $2,000 per day worked. In addition, the Company shall reimburse you for reasonable expenses incurred by you in the furtherance of the performance of the consulting services hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Further, the Company shall pay you $2,000 per month as a non-reimbursable, pre-payment against the first day’s work each month, which shall be paid at the beginning of each month.

(c) Termination of Consulting Term. The Consulting Term shall terminate on December 31, 2005.

(d) Independent Contractor.

(i) During the Consulting Term, it is the express intention of the parties that you are an independent contractor. Following the Resignation Date, nothing in this Section 4 shall in any way be construed to constitute you as an agent, employee or representative of the Company, but you shall perform the services hereunder as an independent contractor. You acknowledge and agree that you are obligated to report as income all compensation received by you pursuant to this Section 4 of the Agreement, and you agree and acknowledge the obligation to pay all self-employment and other taxes thereon.

(ii) Notwithstanding Section 2 herein, you acknowledge and agree and it is the intent of the Parties that, during the Consulting Term, you receive no Company-sponsored benefits from the Company either as an executive or employee.

5. Release of Claims. You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its officers, managers, supervisors, agents and employees. You, on you own behalf, and on behalf of your respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred.

6. No Cooperation. Each Party agrees it will not act in any manner that might damage the other party. The Parties agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. The Parties further agree both to immediately notify the other party upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the other party.

7. Cooperation with the Company. Subject to the restrictions on receiving material inside information set forth in Section 4 above, you agree to furnish upon reasonable request, information necessary in order to assist the Company in meeting the Company’s reporting requirements and your continuing Section 16 reporting obligations on a timely manner and as prescribed by the then current SEC and/or applicable exchange rules.

8. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to you under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of your failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

9. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. You represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

13. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and you concerning the subject matter of this Agreement and your relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and your relationship with the Company, with the exception of the Confidentiality Agreement and your stock option agreements.

14. No Waiver. The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

15. No Oral Modification. This Agreement may only be amended in a writing signed by you and the Chief Executive Officer of the Company.

16. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. You hereby consent to personal and exclusive jurisdiction and venue in the State of California.

17. Effective Date. This Agreement is effective after it has been signed by both parties.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

o O o

IN WITNESS WHEREOF, the each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

AVANEX CORPORATION

By:	/s/ JOE S. MAJOR	Date: 11/8/2004
Title:	CEO and President

/s/ WALTER ALESSANDRINI		Date: 11/8/2004
Walter Alessandrini

SIGNATURE PAGE TO WALTER ALESSANDRINI CONSULTING AGREEMENT

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